ADOPTION AGREEMENT

This Adoption Agreement, dated as of April 1, 2022 (this “Adoption Agreement”), by and among DST SYSTEMS, INC. with its principal place of business at 1055 Broadway, Kansas City, Missouri 64105 (“DST”) and BLUEROCK HIGH INCOME INSTITUTIONAL CREDIT FUND, a real estate investment trust (the “Additional Product”).

The Additional Product hereby agrees to become a party to that (a) Agency Agreement, dated as of April 27, 2018 (the “Agreement”), originally by and among DST and BLUEROCK ASSET MANAGEMENT, LLC, and (b) the Ancillary Services detailed in the Master Agreement-DST Digital Solutions Services dated April 27, 2018, the SalesConnect Agreement dated April 27, 2018, the DST Technologies, Inc. License Agreement – Short Form with Bluerock Asset Management, LLC, and the Master Agreement for DST FAN Mail Services TA2000 dated October 1, 2021 (collectively, the “Ancillary Agreements”) and (c) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a “Fund” (as such term is defined in the Agreement), or “Customer” (as such term is defined in the Ancillary Agreements), having such rights, entitlements and obligations as set forth in the Agreement or Ancillary Agreement respectively. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Product acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Adoption Agreement with regard to the subject matter hereof, the terms of this Adoption Agreement shall control.

This Adoption Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(Signatures follow on next page)

IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

DST SYSTEMS, INC.

By:	/s/ Rahul Kanwar

Print Name:	Rahul Kanwar
Title:	Authorized Representative

BLUEROCK HIGH INCOME

INSTITUTIONAL CREDIT FUND

By:	/s/ Jordan Ruddy

Print Name:	Jordan Ruddy
Title:	President

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